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                                                                    EXHIBIT 99.5


    NOTICE TO GATEWAY INDUSTRIES, INC. SHAREHOLDERS HOLDING CERTIFICATES OF
                         GATEWAY COMMUNICATIONS, INC.


     The enclosed prospectus and accompanying materials relate to a Rights Offering by Gateway Industries, inc., a Delaware Corporation (the "Company"), formerly Gateway Communications, Inc., a California Corporation, ("Old Gateway"). In the Rights Offering, shareholders of the Company are being granted three Rights to purchase one share of the Company's common stock for each share of common stock held as of the close of business on June 27, 1996. Each share of common stock evidenced by the Old Gateway certificates, entitles you to one-fifth of a share of the Company's common stock. Accordingly, for each share listed on your Old Gateway certificate, you will be entitled to one-fifth of a Right.

     Whether or not you decide to exercise your Rights, we urge you to exchange your Old Gateway certificate for new certificates. You may do so by sending your old certificate to the Company's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005.



                                  EXHIBIT 99.5